Exhibit 12
General Electric Company Ratio of Earnings to Fixed Charges

(Dollars in millions)	Nine months ended September 30, 2003

GE except GECS
Earnings (a)		$13,208
Less:	Equity in undistributed earnings of General Electric Capital Services, Inc. (b)	(4,227)
Plus:	Interest and other financial charges included in expense	705
	One-third of rental expense (c)	193

Adjusted "earnings"		$9,879

Fixed Charges:
	Interest and other financial charges	$705
	Interest capitalized	16
	One-third of rental expense (c)	193

Total fixed charges		$914

Ratio of earnings to fixed charges		10.81

General Electric Company and consolidated affiliates
Earnings (a)		$14,598
Plus:	Interest and other financial charges included in expense	7,876
	One-third of rental expense (c)	420

Adjusted "earnings"		$22,894

Fixed Charges:
	Interest and other financial charges	$7,876
	Interest capitalized	38
	One-third of rental expense (c)	420

Total fixed charges		$8,334

Ratio of earnings to fixed charges		2.75

(a) Earnings before income taxes, minority interest and accounting changes.
(b) Earnings after income taxes, net of dividends, and before accounting changes.
(c) Considered to be representative of interest factor in rental expense.